                                                                    EXHIBIT 11.1

                                 POLYCOM, INC.

                        COMPUTATION OF NET INCOME (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            Three Months      Six Months
                                                                                           Ended June 30     Ended June 30
                                                                                          ---------------   -----------------
                                                                                           1996     1995     1996       1995
                                                                                          ------    -----   ------     ------
PRIMARY & FULLY DILUTIVE
   Weighted average common shares outstanding                                             13,450    2,658    8,099     2,642
   Common equivalent shares from options and warrants                                        393               254
   Common equivalent shares from common stock subject to repurchase (2)                      574               602
   Common equivalent shares from convertible redeemable preferred stock and warrants       3,997             7,993
   Common equivalent shares from options and convertible redeemable preferred stock (1)      561    1,682    1,121     1,682
                                                                                          ------    -----   ------    ------
      Total shares                                                                        18,975    4,340   18,069     4,324
                                                                                          ======    =====   ======     =====
Net income (loss):
   Amount                                                                                    389     (584)     523    (1,270)

   Per Share                                                                             $  0.02   $(0.13) $  0.03   $ (0.29)
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(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options, using the treasury stock method and the initial public offering price of $9.00 per share, and common equivalent shares from convertible redeemable preferred stock using the if-
converted method issued during the twelve months period prior to the initial public offering are included in the computation for the three and six month periods ended June 30, 1995 and 1996.

(2) Commons stock issued under stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share as their effect is antidilutive.